Exhibit 3.1
                       AMENDED CERTIFICATE OF DESIGNATION

                                       OF

                             SERIES B PARTICIPATING
                           CUMULATIVE PREFERRED STOCK
                                       OF

                           R.H. DONNELLEY CORPORATION

                       ----------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                       ----------------------------------



         R.H. Donnelley Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

         FIRST:   The name of the Corporation is R.H. Donnelley Corporation.

         SECOND: The Restated Certificate of Incorporation, as amended, of the Corporation authorizes the issuance of up to 10,000,000 shares of Preferred Stock, par value $1 per share (the "Preferred Stock"), and further authorizes the Board of Directors of the Corporation by resolution or resolutions to provide for the issuance of Preferred Stock in series and to establish the number of shares to be included in each such series and to fix the designation, voting powers, preferences and relative rights and qualifications, limitations or restrictions of each such series.

         SECOND: On November 2, 1998, a Certificate of Designation of Series B Participating Cumulative Preferred Stock (the "Series B Certificate of Designation") was filed with the Secretary of State of the State of Delaware, which authorized and fixed the terms of the Series B Participating Cumulative Preferred Stock of the Corporation (the "Series B Preferred Stock") and the number of shares constituting such Series B Preferred Stock.

         THIRD:   No shares of the Series B Preferred Stock of the Corporation have been issued.

         FOURTH: On December 9, 2005, the Board of Directors of the Corporation adopted the following resolution:

         "FURTHER RESOLVED, that the Board of Directors hereby authorizes and approves an amendment of Section 1. of the Series B Certificate of Designation to increase the number of authorized and designated shares of Series B Preferred Stock to 4,000,000 shares by deleting such
         Section 1. in its entirety and replacing it with a new Section 1. as set forth below:

                           SECTION 1. Designation and Number of Shares. The
                  shares of such series shall be designated as "Series B Participating Cumulative Preferred Stock" (the "Series B Preferred Stock"), and the number of shares constituting such series shall be 4,000,000. Such number of shares of the Series B Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation."



                     (Signatures are on the following page.)


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




         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf and attested on this 20th day of December 2005 by duly authorized officers of the Corporation.

                                R.H. DONNELLEY
CORPORATION





                                By:  /s/ Jenny L. Apker
                                     --------------------------------------
                                    Name:  Jenny L. Apker
                                    Title:    Vice President and Treasurer
ATTEST:



By:  /s/ Robert J. Bush
     -------------------------------------
     Name: Robert J. Bush
     Title:Vice President, General Counsel
           Corporate Secretary


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